NINTH AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

     THIS NINTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT ("Amendment") is entered into as of the 20th day of June, 2000 between DEUTSCHE FINANCIAL SERVICES CORPORATION ("DFSC"), DEUTSCHE FINANCIAL SERVICES a division of Deutsche Bank Canada ("DFS Canada") (DFSC and DFS Canada are collectively referred to as "DFS") and GEHL COMPANY ("Gehl") and its subsidiaries, including but not limited to Hedlund Martin, Inc., Gehl Power Products, Inc., Mustang Manufacturing Company, Inc. and Mustang Finance, Inc. (collectively with Gehl, "Gehl Company").

                                   RECITALS:

     A. DFS and Gehl Company entered into that certain Amended and Restated Loan and Security Agreement dated as of October 1, 1994, as amended from time to time (the "Agreement") pursuant to which DFS is providing financing to Gehl Company.

     B. DFS and Gehl Company wish to modify the terms of such financing as set forth in this Amendment

                                   AGREEMENT:

     NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DFS and Gehl Company hereby agree to as follows:

     1. Section 6.3 captioned "Financial Covenants" of the Agreement is restated in its entirety as follows:

          "6.3 Financial Covenants. Beginning December 31, 1999 and continuing at all times thereafter, Gehl Company will maintain a tangible Net Worth and Subordinated Debt in the combined amount of not less than the sum of (a) FIFTY MILLION DOLLARS ($50,000,000.00), and (b) a ratio of Debt to Tangible Net Worth and Subordinated Debt of not more than three and six tenths to one (3.6:1). For purposes of this Section: (i) 'Debt' means the total sum of all creditor claims against Gehl Company minus Subordinated Debt; (ii) 'Tangible Net Worth' means the net book value of assets less liabilities determined on a consolidated basis and in accordance with generally accepted accounting principles ('GAAP') consistently applied, excluding from such assets all Intangibles; (iii) 'Intangibles' means and includes general intangibles (as that term is defined in the Uniform Commercial Code), accounts receivable from officers, directors and stockholders, and affiliated companies, leasehold improvements net of depreciation, licenses, good will, prepaid expenses, covenants not to compete, the excess of cost over book value of acquired assets, franchise fees, organizational costs, finance reserves held for recourse obligations, capitalized research and development costs, the categories of assets listed on Exhibit C attached hereto which are marked as 'intangible' and such similar intangible assets under GAAP; (iv) 'Subordinated Debt' means all of Gehl Company's indebtedness which is subordinated to the payment of its liabilities to DFS by an agreement in form and substance satisfactory to DFS. Gehl will report its Tangible Net Worth and Debt to Tangible Net Worth ratio to DFS quarterly, in accordance with
          Section 6.1(m)(2) of this Agreement. If Gehl Company violates any of the foregoing financial covenants to DFS, the parties agree: (a) that Gehl Company will pay interest to DFS, payable as provided in
          Section 2.1, on the average daily outstanding balance under the Credit Facility, at a rate that is the lesser of: (i)(A)in the case of U.S. Loans, four and one-half (4.5%) per annum higher than the U.S. LIBOR Rate then in effect, (B) in the case of Canadian Loans, five percent (5.0%) per annum higher than the Banker's Acceptance Rate then in effect, and (ii) the highest rate from time to time permitted by applicable law from the time when Gehl Company violates any of the financial covenants until such time as Gehl Company has cured its violation of its financial covenants to DFS; (b) DFS may elect in its sole discretion, to amend its eligibility formula of and its advance rate against the Accounts; and (c) DFS may elect to declare Gehl Company in default under this Agreement and exercise any of DFS' rights pursuant to Section 7 of this Agreement"

     2. Except as expressly modified hereby, the Agreement remains unmodified and in full force and effect and the parties ratify and confirm the Agreement as modified hereby. Gehl Company reaffirms that the representations and warranties of Gehl Company as set forth in the Agreement are true and correct as of the date of the Agreement and as of the date of this Amendment. All terms defined herein shall have the meanings defined herein for all purposes under the Agreement. This Amendment shall be governed by the internal laws of the state whose law governs the Agreement. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, DFS and Gehl Company have executed this Amendment as of the date and year first above written.

GEHL COMPANY                  HEDLUND MARTIN, INC.

By:  /s/ Kenneth P. Hahn      By:  /s/ Kenneth P. Hahn
Name:  Kenneth P. Hahn        Name:  Kenneth P. Hahn
Title:  Vice President        Title:  Treasurer


GEHL POWER PRODUCTS, INC.     MUSTANG MANUFACTURING COMPANY, INC.

By:  /s/ Kenneth P. Hahn      By:  /s/ Kenneth P. Hahn
Name:  Kenneth P. Hahn        Name:  Kenneth P. Hahn
Title:  Treasurer             Title:  Vice President


MUSTANG FINANCE, INC.

By:  /s/ Kenneth P. Hahn
Name:  Kenneth P. Hahn
Title:  Vice President


DEUTSCHE FINANCIAL SERVICES   DEUTSCHE FINANCIAL SERVICES
CORPORATION                   a division of Deutsche Bank Canada
By:  /s/ Thomas L. Meredith   By:  /s/ Wm. Blight
Name:  Thomas L. Meredith     Name:  Wm. Blight
Title:  President,            Title:  Senior Vice President
Wholesale Finance Group